Exhibit 99.1

China Shenghuo Announces Restated Results For Full Year 2007 & First Quarter 2008, Reports Results For Second & Third Quarter 2008 - Teleconference to be Held at 10 a.m. EST on Nov 25th -

KUNMING, China, November 20, 2008 -- China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Alternext US: KUN) ("China Shenghuo" or the "Company"), today announced that, consistent with its previous announcements, it has filed with the United States Securities and Exchange Commission (the “SEC”) an amended Annual Report on Form 10-KSB/A for the year ended December 31, 2007, an amended Quarterly Report on Form 10-Q/A for the first quarter ended March 31, 2008 and Quarterly Reports on Form 10-Q for the second quarter ended June 30, 2008 and the third quarter ended September 30, 2008.

As previously discussed, an independent internal investigation found that two of the Company's financial department personnel improperly accounted for the collection of certain trade receivables and employee advances. As a result of these accounting errors, the Company determined that it had understated its bad debt allowance, which resulted in the understatement of general and administrative expenses and the overstatement of net income and earnings per share for the full year 2007 and first quarter 2008.

The Audit Committee found no evidence to suggest that these accounting errors were made at the direction of, or with the knowledge or involvement of, the Company’s executive officers and management. The two employees found to be responsible for the accounting errors have been dismissed by the Company. The Company also recently announced the appointment of Wendy Fu, a US licensed CPA, as the Company's new Chief Financial Officer. Ms. Fu has replaced Ms. Gao, the Company's former Chief Financial Officer, who now heads the Company’s internal control group.

Mr. Gui Hua Lan, Chief Executive Officer of China Shenghuo, said, “As a result of the errors that have come to light, we are implementing significant remedial measures and other actions to address our weaknesses in internal control. The appointment of our new CFO and the new independent director Dr. Jason Zhang, who is also on our Audit Committee, is to bring their expertise in accounting, auditing, corporate governance and reporting to help restore shareholders’ confidence. These steps should result in substantial improvement in our financial reporting process.”

Restatement Impact on Full-Year 2007 and First Quarter 2008

The summarized restated results for 2007 and first quarter 2008 are as follows:

Full Year 2007	As Previously Reported	As Restated
Net Income (Loss)	$4,016,640	$1,720,387
Net Income (Loss) Per Diluted Share	0.21	0.09

First Quarter 2008	As Previously Reported	As Restated
Net Income (Loss)	($338,341)	($852,660)
Net Income (Loss) Per Diluted Share	(0.02)	(0.04)

More detail regarding these amounts and the restatements can be obtained from the Company’s amended Annual Report on Form 10-KSB/A for the year ended December 31, 2007, and its amended Quarterly Report on Form 10-Q/A for the first quarter ended March 31, 2008, which were filed with the U.S. Securities and Exchange Commission on Friday November 14, 2008.

Second Quarter 2008 Financial Highlights

Revenues for the second quarter of 2008 were $8.59 million, up 35% year-over-year compared with $6.36 million reported in the second quarter of 2007. The increase in sales was driven mainly by the increase in sales of the Company’s main product, Xuesaitong Soft Capsules, as well as the Company’s non-prescription (“OTC”) pharmaceutical products.

Gross profit for the three months ended June 30, 2008 was $5.60 million compared with $4.77 million in the same period last year. Gross margin was 65.2%, a decline from 75.1% in the second quarter of 2007. The decrease in gross margin percentage was primarily due to the sales of other branded OTC products, which carry lower profit margins. Sales of these products were terminated at the end of the second quarter.

Net loss for the second quarter of 2008 was $1.54 million compared with net income of $1.32 million for the same period last year. Second quarter 2008 loss per diluted share was $0.08 compared to earnings per diluted share of $0.07 for the same period last year.

Third Quarter 2008 Financial Results

Revenues for the third quarter ended September 30, 2008 were $7.28 million, representing an increase of 73% compared to $4.20 million for the third quarter of 2007. The increase in sales was driven mainly by increased sales of the Company’s main product, Xuesaitong Soft Capsules, augmented by increased sales of the OTC products, cosmetic products and increased export of products.

Third quarter 2008 gross profit was $5.31 million, an increase of 68% over $3.16 million for the same period in 2007. Gross margin for the third quarter of 2008 was 72.9%, compared with 75.3% for the third quarter of 2007. The decrease in gross margin percentage was driven largely by the increase in the cost of the raw material used in the Company’s primary product.

Sales and marketing expenses for the third quarter of 2008 increased 93% to $2.99 million over $1.55 million in the third quarter of 2007, primarily due to the increase in commission paid to sales representatives due to increased sales of the Company’s primary product and the increase in marketing expenses for the Company’s cosmetic products. General and administrative expenses for the third quarter of 2008 increased to $1.82 million compared to $341,372 for the same quarter in 2007, primarily due to the increase in expenses related to the Company’s status as a public company with its securities traded on a U.S. national exchange (including accounting and legal expenses in connection with the restatement), and the increase in expenses related to business expansion of cosmetic products.

Third quarter 2008 operating income decreased to $432,408 compared to $1.27 million for the third quarter of 2007.

Third quarter 2008 net income decreased to $154,286, or $0.01 earnings per diluted share. This compares to net income of $867,641 or $0.04 earnings per diluted share for the same quarter in 2007.

Nine-Month Results

Revenues for the first nine months of 2008 increased 43% to $21.35 million compared to $14.88 million for the first nine months of 2007. The increase was primarily due to increased sales of the Company’s main product, Xuesaitong Soft Capsules, OTC products and cosmetic products, and the increased export of products.

Gross profit for the first nine months of 2008 increased 29% to $14.30 million over $11.12 million for the same period in 2007. Gross margin for the first nine months of 2008 was 66.9%, compared with 74.7% for the first nine months of 2007. The decrease in gross margin percentage was primarily due to the fact that, in the first and second quarter of 2008, there were sales of other brand’s products which have a higher purchasing price and thus generate a smaller profit margin.

Sales and marketing expenses rose 67% to $8.67 million in the first nine months of 2008 over $5.18 million in the same period of 2007, primarily due to the increase in marketing and advertising of the Company’s cosmetic products and the increase in commission paid to sales representatives. General and administrative expenses increased to $7.00 million in the first nine months of 2008 compared to $2.70 million for the same period in 2007, primarily due to the increase of the expenses related to the Company’s status as a public company with its securities traded on a U.S. national exchange (including accounting and legal expenses in connection with the restatement), expenses relating to business expansion, and the allowance for doubtful accounts due to the increase of trade receivables aging over one to two years.

Operating loss for the first nine months of 2008 was $1.63 million compared with operating income of $3.23 million for the same period of 2007.

Net loss the first nine months of 2008 was $2.24 million, or $0.11 loss per diluted share. This compares to a net income of $3.66 million, or $0.19 earnings per diluted share for the same period of 2007.

As of September 30, 2008, the Company’s total cash and cash equivalents amounted to $1.08 million as compared with $2.80 million as of December 31, 2007. Total shareholders’ equity amounted to $9.82 million as of September 30, 2008 compared with total shareholders’ equity of $11.31 million as of December 31, 2007.

Following the completion of its independent internal investigation and financial restatement for the full year 2007 and the first quarter of 2008, as well as the filings of its quarterly reports for the second and third quarters of 2008, the Company will await confirmation from the NYSE Alternext US LLC (formerly the American Stock Exchange) (the "Exchange") that it has regained compliance with the Exchange’s listing standards. The company will request that the Exchange permit its common stock to resume trading under the ticker symbol "KUN," shortly.

"We are very pleased to have the investigation and restatement behind us and are glad that our shares are expected to resume trading on the NYSE Alternext US LLC,” said Mr. Gui Hua Lan, Chief Executive Officer of China Shenghuo. “I want to reiterate that after this rigorous process, I am very confident in the integrity of our results.”

“As for our financial performance, our results for the first nine months of 2008 demonstrated measurable sales improvements, said Mr. Feng Lan, President of China Shenghuo. “We continue to focus our efforts on expanding our share in the vast Chinese cardiovascular and cerebrovascular market. Our flagship product, Xuesaitong Soft Capsules, continued to perform well, and our 12 Ways cosmetics products are gradually gaining national recognition. We believe that the Company’s fundamentals remain strong and our products are well regarded in China.”

Conference Call Information

The Company will host a conference call, to be simultaneously webcast, on Tuesday, November 25, 2008 at 10:00 a.m. Eastern Standard Time / 11:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing +1-877-407-9205 (North America) or +1-201-689-8054 (International) approximately five to ten minutes before the call start time. A live webcast of the conference call will be available on the following website: http://www.investorcalendar.com/IC/CEPage.asp?ID=137977

A replay of the conference call will be available until December 9, 2008 at 11:59 p.m. Interested parties may access the replay by dialing +1-877-660-6853 (North America) or + 1-201-612-7415 (International) and entering account number 286 and conference ID number 304436. An archived webcast of the conference call will be available at the website listed above until February 22, 2009.

About China Shenghuo

Founded in 1995, China Shenghuo is a specialty pharmaceutical company that focuses on the research, development, manufacture and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which has already been listed in the Insurance Catalogue. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Russia and Kyrgyzstan. For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory inquiry or proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company's financial statements; the Company's continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; potential adverse effects to the Company's financial condition, results of operations or prospects as a result of possible changes to or restatements of prior period financial statements; risks arising from potential weaknesses or deficiencies in the Company's internal control over financial reporting; the Company's reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company's business, including possible contract cancellation; the Company's ability to develop and market new products; the Company's ability to establish and maintain a strong brand; the Company's continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company's intellectual property rights; market acceptance of the Company's products; changes in the laws of the People's Republic of China that affect the Company's operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company's operations; general economic conditions; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
China Shenghuo Pharmaceutical Holdings, Inc.
Mr. Changhua Mu
Securities Affairs Representative
Tel: +86-871-7282698
Email: c.mu@chinashenghuo.net

Grayling Global
Eddie Cheung
Investor Relations
Tel: 646-284-9414
Email: echeung@hfgcg.com

China Shenghuo Pharmaceutical Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)
	June 30,	December 31,
	2008	2007
ASSETS:		As Restated
Current Assets:
Cash and cash equivalents	$744,575	$2,800,641
Accounts and notes receivable, less allowance for doubtful accounts of $6,466,649 and $3,218,661, respectively	9,227,579	10,567,672
Employee advances, less allowance for doubtful accounts of $784,500 and $729,995, respectively	8,874,047	8,249,806
Advances to suppliers	681,391	669,858
Inventory, net of reserve for obsolescence of $166,872 and $136,359, respectively	3,969,302	4,125,193
Receivable from related parties	-	27,555
Other current assets	30,991	159,657
Total Current Assets	23,527,885	26,600,382
Property, plant and equipment, net of accumulated depreciation of $4,953,450 and $4,247,993, respectively	7,769,698	7,573,204
Intangible assets, net of accumulated amortization of $55,341 and $42,957, respectively	680,198	648,090
Long-term employee advances, less allowance for doubtful accounts of $1,358,402 and $1,717,078, respectively	592,608	514,042
TOTAL ASSETS	$32,570,389	$35,335,718

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$1,454,486	$745,514
Accrued expenses	1,795,233	2,017,748
Deposits	2,757,554	3,439,892
Payable to related parties	50,561	94,939
Short-term notes payable	4,731,702	5,334,260
Advances from customers	129,396	119,287
Taxes and related payables	650,759	855,084
Current portion of long-term debt	2,910,446	4,101,667
Total Current Liabilities	14,480,137	16,708,391
Long-Term Debt	8,149,248	6,836,111
Total Liabilities	22,629,385	23,544,502

Minority Interest in Net Assets of Subsidiaries	329,162	479,318

Stockholders' Equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares outstanding	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 19,679,400 outstanding , respectively	1,968	1,968
Additional paid-in capital	6,193,927	6,193,927
Statutory reserves	147,023	147,023
Retained earnings	1,649,208	4,039,337
Accumulated other comprehensive income, foreign currency translation	1,619,716	929,643
Total Stockholders' Equity	9,611,842	11,311,898
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,570,389	$35,335,718

China Shenghuo Pharmaceutical Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS:		As Restated
Current Assets:
Cash and cash equivalents	$1,080,724	$2,800,641
Accounts and notes receivable, less allowance for doubtful accounts of $6,814,980 and $3,218,661, respectively	8,542,803	10,567,672
Employee advances, less allowance for doubtful accounts of $23,884 and $729,995, respectively	10,302,878	8,249,806
Advances to suppliers	776,438	669,858
Inventory, net of reserve for obsolescence of $130,088 and $136,359, respectively	4,060,925	4,125,193
Receivable from related parties	94,461	27,555
Other current assets	17,500	159,657
Total Current Assets	24,875,729	26,600,382
Property, plant and equipment, net of accumulated depreciation of $5,148,741 and $4,247,993, respectively	7,687,342	7,573,204
Intangible assets, net of accumulated amortization of $61,913 and $42,957, respectively	675,406	648,090
Long-term employee advances, less allowance for doubtful accounts of $881,198 and $1,717,078, respectively	544,320	514,042
TOTAL ASSETS	$33,782,797	$35,335,718

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$1,465,178	$745,514
Accrued expenses	1,649,091	2,017,748
Deposits	3,623,968	3,439,892
Payable to related parties	236,632	94,939
Short-term notes payable	4,743,230	5,334,260
Advances from customers	249,782	119,287
Taxes and related payables	571,113	855,084
Current portion of long-term debt	8,460,854	4,101,667
Total Current Liabilities	20,999,848	16,708,391
Long-Term Debt	2,625,782	6,836,111
Total Liabilities	23,625,630	23,544,502

Minority Interest in Net Assets of Subsidiaries	336,923	479,318

Stockholders' Equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares outstanding	-	-
Common Stock, $0.0001 par value, 100,000,000 shares authorized, 19,679,400 outstanding , respectively	1,968	1,968
Additional paid-in capital	6,193,927	6,193,927
Statutory reserves	147,023	147,023
Retained earnings	1,803,494	4,039,337
Accumulated other comprehensive income, foreign currency translation	1,673,832	929,643
Total Stockholders' Equity	9,820,244	11,311,898
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$33,782,797	$35,335,718

China Shenghuo Pharmaceutical Holdings, Inc.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Sale of Products	$8,591,297	$6,356,217	$14,077,765	$10,683,342
Cost of Products Sold	2,988,119	1,580,478	5,087,581	2,722,176
Gross Profit	5,603,178	4,775,739	8,990,184	7,961,166

Operating Expenses:
Selling expense	4,035,573	2,031,590	5,677,075	3,634,414
General and administrative expense	2,714,259	1,388,866	5,181,837	2,362,471
Research and development expense	70,213	2,472	189,189	5,349
Total Operating Expenses	6,820,045	3,422,928	11,048,101	6,002,234

Income (Loss) from Operations	(1,216,867)	1,352,811	(2,057,917)	1,958,932

Other Income (Expense):
Interest income	1,848	2,804	5,113	9,266
Income from research and development activities	75,588	79,786	338,625	81,004
Interest expense	(435,114)	(209,458)	(691,196)	(389,641)
Non-operating expenses	(65,337)	-	(138,482)	-
Net Other Expense	(423,015)	(126,868)	(485,940)	(299,371)

Income Before Income Taxes	(1,639,882)	1,225,943	(2,543,857)	1,659,561
Benefit from (provision for) income taxes	2,163	172,769	(13)	1,310,247
Minority interest in income of subsidiaries	100,250	(80,876)	153,741	(178,796)
Net (Loss) Income	$(1,537,469)	$1,317,836	$(2,390,129)	$2,791,012
Foreign currency translation adjustment	217,091	189,062	690,073	274,797
Comprehensive Income	$(1,320,378)	$1,506,898	$(1,700,056)	$3,065,809

Earnings Per Share
Basic	$(0.08)	$0.07	$(0.12)	$0.15
Diluted	$(0.08)	$0.07	$(0.12)	$0.15
Weighted-Average Shares Outstanding
Basic	19,679,400	19,175,004	19,679,400	19,147,356
Diluted	19,679,400	19,228,838	19,679,400	19,200,691

China Shenghuo Pharmaceutical Holdings, Inc.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Sale of Products	$7,281,384	$4,201,613	$21,359,149	$14,884,955
Cost of Products Sold	1,973,865	1,039,578	7,061,446	3,761,754
Gross Profit	5,307,519	3,162,035	14,297,703	11,123,201

Operating Expenses:
Selling expense	2,989,486	1,545,554	8,666,561	5,179,968
General and administrative expense	1,819,573	341,372	7,001,410	2,703,843
Research and development expense	66,052	5,371	255,241	10,720
Total Operating Expenses	4,875,111	1,892,297	15,923,212	7,894,531

Income (Loss) from Operations	432,408	1,269,738	(1,625,509)	3,228,670

Other Income (Expense):
Interest income	588	5,446	5,701	14,712
Income from research and development activities	5,745	384	344,370	81,388
Interest expense	(272,002)	(275,514)	(963,198)	(665,155)
Non-operating expenses	(330)	-	(138,812)	-
Net Other Expense	(265,999)	(269,684)	(751,939)	(569,055)

Income (Loss) Before Income Taxes	166,409	1,000,054	(2,377,448)	2,659,615
Benefit from (provision for) income taxes	(4,471)	(86,861)	(4,484)	1,223,386
Minority interest in income of subsidiaries	(7,652)	(45,552)	146,089	(224,348)
Net Income (Loss)	$154,286	$867,641	$(2,235,843)	$3,658,653
Foreign currency translation adjustment	54,116	174,392	744,189	449,189
Comprehensive Income (Loss)	$208,402	$1,042,033	$(1,491,654)	$4,107,842

Earnings (Loss) Per Share
Basic	$0.01	$0.04	$(0.11)	$0.19
Diluted	$0.01	$0.04	$(0.11)	$0.19
Weighted-Average Shares Outstanding
Basic	19,679,400	19,579,400	19,679,400	19,292,953
Diluted	19,679,400	19,635,898	19,679,400	19,345,401